SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	Jul 3, 2010	Jul 4, 2009	Jul 3, 2010	Jul 4, 2009

Net sales
Metals Segment	$25,137,000	$14,135,000	$50,099,000	$36,762,000
Specialty Chemicals Segment	11,212,000	7,557,000	21,450,000	15,323,000
	$36,349,000	$21,692,000	$71,549,000	$52,085,000
Operating income
Metals Segment	$963,000	$(108,000)	$561,000	$666,000
Specialty Chemicals Segment	1,241,000	445,000	2,327,000	935,000
	2,204,000	337,000	2,888,000	1,601,000
Unallocated expenses
Corporate	496,000	671,000	1,059,000	1,364,000
Interest and debt expense	13,000	89,000	14,000	194,000
Change in fair value of interest
rate swap	-	(28,000)	-	(77,000)
Other income	(1,000)	(2,000)	(10,000)	(3,000)
Income (loss) from continuing
operations before income taxes	1,696,000	(393,000)	1,825,000	123,000
Provision for (benefit from) income taxes	618,000	(134,000)	665,000	42,000
Net income (loss) from
continuing operations	1,078,000	(259,000)	1,160,000	81,000
Net income (loss) from
discontinued operations	-	100,000	-	(46,000)

Net income (loss)	$1,078,000	$(159,000)	$1,160,000	$35,000

Net income (loss) per basic common share:
Continuing operations	$0.17	$(0.04)	$0.18	$0.01
Discontinued operations	0.00	0.02	0.00	0.00
Net income (loss)	$0.17	$(0.03)	$0.18	$0.01

Net income (loss) per diluted common share:
Continuing operations	$0.17	$(0.04)	$0.18	$0.01
Discontinued operations	0.00	0.02	0.00	0.00
Net income (loss)	$0.17	$(0.03)	$0.18	$0.01

Average shares outstanding
Basic	6,283,011	6,262,959	6,277,399	6,257,035
Diluted	6,313,135	6,262,959	6,300,258	6,261,401

Backlog-Piping Systems & Process Equipment	$33,046,000	$40,300,000

Balance Sheet	Jul 3, 2010	Jan 2, 2010
Assets
Cash	$99,000	$14,097,000
Accounts receivable, net	19,892,000	14,041,000
Inventories	35,690,000	25,504,000
Sundry current assets	2,724,000	3,259,000
Total current assets	58,405,000	56,901,000
Property, plant and equipment, net	18,342,000	15,797,000
Other assets	5,611,000	5,554,000
Total assets	$82,358,000	$78,252,000

Liabilities and shareholders' equity
Accounts payable	$10,518,000	$6,582,000
Accrued expenses	4,361,000	6,195,000
Total current liabilities	14,879,000	12,777,000
Long-term debt	2,313,000	-
Other long-term liabilities	2,685,000	2,754,000
Shareholders' equity	62,481,000	62,721,000
Total liabilities & shareholders' equity	$82,358,000	$78,252,000